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                                                                    EXHIBIT 23.2





The Board of Directors
Regency Bancorp:


We consent to incorporation by reference in the registration statement on Form S-8 of Regency Bancorp of our report dated February 5, 1999, relating to the consolidated balance sheet of Regency Bancorp and subsidiaries as of December 31, 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended, which report appears in the December 31, 1998, annual report on Form 10-K of Regency Bancorp.


KPMG LLP

Sacramento, California
March 25, 1999